Exhibit 5.1

May 18, 2010

Cepheid

904 Caribbean Drive

Sunnyvale, CA 94089

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cepheid, a California corporation (the “Company”), with the Securities and Exchange Commission on or about May 18, 2010 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,800,000 additional shares of the Company’s common stock, no par value per share (the “Stock”), reserved for issuance by the Company pursuant to its 2006 Equity Incentive Plan, as amended and restated (the “Plan”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Fifth Amended and Restated Articles of Incorporation in the form filed with the Commission on April 7, 2000, certified by one or more of the Company’s officers as being complete and in full force and effect as of the date of this opinion;

(2)	the Company’s Amended and Restated Bylaws, as amended to date, in the form filed with the Commission on October 24, 2008, certified by one or more of the Company’s officers as being complete and in full force and effect as of the date of this opinion;

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Plan and related forms of agreement for stock options, restricted stock, stock bonuses, stock appreciation rights, restricted stock units and other awards;

(5)	the prospectuses prepared in connection with the Registration Statement (the “Prospectuses”);

(6)	the minutes of the meetings and actions by written consent of the Board of Directors and of the Company’s shareholders that are in the Company’s minute books that are in our possession;

(7)	verification by the Company’s transfer agent as to the number of the Company’s issued and outstanding shares of capital stock as of May 13, 2010 and a report of outstanding options and warrants and any other rights to purchase shares of the Company’s capital stock that was prepared by the Company and dated May 13, 2010 (the “Stock Records”); and

(8)	a Management Certificate addressed to us and dated of even date herewith and executed by the Company containing certain factual and other representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock will be, when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the State of California.

We have assumed that the members of the Company’s Board of Directors (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement filed as Exhibit 4.01 to Form 8-A, filed on October 4, 2002 (the “Rights Agreement”). Further, the opinion below does not address the determination a court of competent jurisdiction may make regarding whether the Board would be required to redeem or terminate, or take other action with respect to, the rights under the Rights Agreement (the “Rights”) at some future time based on the facts and circumstances existing at that time. It should be understood that our opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

Based upon the foregoing, it is our opinion that (a) the Stock, when issued, sold and delivered in accordance with the Plan upon the exercise of stock options, restricted stock units or purchase rights to be granted thereunder, and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable and (b) the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Rights Agreement, the associated Rights will be validly issued.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectuses constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Jeffrey R. Vetter
Jeffrey R. Vetter, a partner